Exhibit 99.1

Horizon Technology Finance Announces
Second Quarter 2015 Financial Results

Strong Originations from Robust Pipeline Drive Portfolio Growth

FARMINGTON, Conn., August 4, 2015 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services and cleantech industries, today announced its financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights

•	Funded $48.0 million in loans to 13 companies

•	Investment portfolio, at fair value, was $240.1 million as of June 30, 2015

•	Earned net investment income of $2.9 million, or $0.25 per share

•	Achieved an annualized portfolio yield of 13.1% for the quarter

•	Increased net assets from operations by $1.7 million, or $0.15 per share

•	Net asset value equaled $162.8 million, or $13.99 per share, as of June 30, 2015

•	Experienced liquidity events from two portfolio companies

•	Total liquidity as of June 30, 2015 was $25.6 million

•	Asset coverage for borrowed amounts of 274% as of June 30, 2015

•	Floating rate loans comprised 81% of the outstanding principal of the loan portfolio as of June 30, 2015

•	Declared distributions of $0.115 per share payable in each of October, November, December 2015, increasing cumulative declared distributions to $7.34 per share since going public in October 2010

“During the second quarter, we achieved strong origination levels that resulted in significant portfolio growth,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Supported by an improved liquidity position, we took advantage of favorable demand for venture debt in our target markets by deploying capital into high-quality, high-yielding loans. With many of our new loans funded at the end of the second quarter and less prepayment activity compared to the year ago period, our operating results did not fully realize the impact from our growing investment portfolio.”

Mr. Pomeroy continued, “Going forward, we are positioned to take advantage of our pipeline of new opportunities and further expand our diversified portfolio. While competitive pressures are expected to persist, we will maintain our focus on selectively originating loan investments with attractive yields.”

Operating Results

Total investment income was $6.9 million for the three months ended June 30, 2015, as compared to $8.7 million for the three months ended June 30, 2014. The year-over-year decrease in total investment income is due to lower interest income on investments resulting from the lower average size of the loan portfolio along with a decrease in accelerated accretion of fees from lower prepayments and lower fee income. For the six months ended June 30, 2015 and 2014, total investment income was $14.1 million and $16.2 million, respectively.

The Company’s dollar-weighted average annualized portfolio yield on average loans for the three months ended June 30, 2015 and 2014 was 13.1% and 16.4%, respectively. The Company’s dollar-weighted average annualized portfolio yield on average loans for the six months ended June 30, 2015 and 2014 was 14.0% and 15.0%, respectively.

Total net expenses for the three months ended June 30, 2015 decreased to $4.0 million, as compared to $6.8 million for the three months ended June 30, 2014. Interest expense decreased year-over-year primarily due to a decrease in average borrowings in 2015 and the one-time charges related to the acceleration of unamortized debt issuance costs and prepayment fees related to the termination of a term loan facility during the three months ended June 30, 2014. Base management fee expense decreased year-over-year primarily due to a decrease in average gross assets. Total expenses for the six months ended June 30, 2015 decreased to $8.3 million, as compared to $11.8 million for the six months ended June 30, 2014.

Net investment income for the three months ended June 30, 2015 was $2.9 million, or $0.25 per share, as compared to $1.8 million, or $0.19 per share, for the three months ended June 30, 2014. For the six months ended June 30, 2015 and 2014, net investment income was $5.8 million, or $0.54 per share, and $4.3 million, or $0.45 per share, respectively.

For the three months ended June 30, 2015 and 2014, the net realized loss on investments was about breakeven, and $0.6 million, or $0.07 per share, respectively. For the six months ended June 30, 2015 and 2014, the net realized loss on investments was $0.3 million, or $0.02 per share and $6.5 million, or $0.68 per share, respectively.

For the three months ended June 30, 2015, net unrealized depreciation on investments was $1.1 million, or $0.10 per share, as compared to net unrealized appreciation on investments of $1.2 million, or $0.13 per share, for the three months ended June 30, 2014. For the six months ended June 30, 2015, net unrealized appreciation on investments totaled $0.02 million as compared to net unrealized appreciation on investments of $9.8 million for the six months ended June 30, 2014.

Portfolio Summary and Investment Activity

As of June 30, 2015, the Company’s debt portfolio consisted of 55 secured loans with an aggregate fair value of $232.4 million. In addition, the Company’s total warrant and equity investments in 88 portfolio companies had an aggregate fair value of $7.4 million as of June 30, 2015. Total portfolio investment activity as of and for the three and six months ended June 30, 2015 and 2014 was as follows:

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Beginning portfolio	$204,300	$228,560	$205,101	$221,284
New debt investments	48,000	26,052	71,933	43,978
Principal payments received on investments	(5,401)	(9,860)	(13,155)	(21,633)
Early pay-offs	(5,386)	(25,856)	(23,422)	(25,856)
Accretion of debt investment fees	264	657	604	1,063
New debt investment fees	(515)	(325)	(701)	(505)
New equity	—	12	—	12
Sale of investments	—	(610)	—	(1,330)
Net realized loss on investments	—	(632)	(230)	(7,545)
Net unrealized (depreciation) appreciation on investments	(1,114)	1,297	18	9,827
Ending portfolio	$240,148	$219,295	$240,148	$219,295

Net Asset Value

At June 30, 2015, the Company’s net assets were $162.8 million, or $13.99 per share, as compared to $136.9 million, or $14.23 per share, as of June 30, 2014, and $138.2 million, or $14.36 per share, as of December 31, 2014.

For the three months ended June 30, 2015 and 2014, the net increase in net assets resulting from operations was $1.7 million, or $0.15 per share, and $2.4 million, or $0.25 per share, respectively. For the six months ended June 30, 2015 and 2014, the net increase in net assets resulting from operations was $5.6 million, or $0.52 per share, and $7.6 million, or $0.78 per share, respectively.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of June 30, 2015 and December 31, 2014:

($ in thousands)	June 30, 2015			December 31, 2014
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	8	$41,704	17.9%	9	$44,082	22.1%
3	39	159,579	68.7	36	138,109	69.4
2	6	24,767	10.7	3	11,746	5.9
1	2	6,378	2.7	2	5,243	2.6
Total	55	$232,428	100.0%	50	$199,180	100.0%

As of June 30, 2015 and December 31, 2014, Horizon’s loan portfolio had a weighted average credit rating of 3.0 and 3.1, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and increased risk.

Liquidity Events

Horizon experienced liquidity events from two portfolio companies in the quarter ended June 30, 2015, increasing the total number of portfolio company liquidity events to six for the year to date. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In May, Xcovery Holding Company LLC (“Xcovery”) prepaid the outstanding principal balance of $386,000 on its venture loan, plus interest and prepayment fee. Horizon continues to have rights to receive success fees from Xcovery, if Xcovery achieves certain financial milestones.

In June, AccuVein Inc. (“AccuVein”) prepaid the outstanding principal balance of $5.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in AccuVein.

Liquidity and Capital Resources

As of June 30, 2015, the Company had $25.6 million in available liquidity, including cash and investments in money market funds totaling $11.6 million and $14.0 million in funds available under existing credit facility commitments.

As of June 30, 2015, there was $36 million outstanding under the Company’s $50 million revolving credit facility which contains an accordion feature allowing for an increase in the total loan commitment up to an aggregate commitment of $150 million. The Company expects to continue discussions with other potential lenders to join this facility; however, there can be no assurances that additional lenders will join the facility. As of June 30, 2015, 61.5% of the Company’s total borrowings outstanding bore interest at a fixed rate.

As of June 30, 2015, the Company’s debt to equity leverage ratio was 58%, and the asset coverage ratio for borrowed amounts was 274%.

Monthly Distributions Declared in Third Quarter 2015

On July 29, 2015, the Company’s board of directors declared monthly distributions of $0.115 per share payable in each of October, November and December 2015. The following table shows these monthly distributions, which total $0.345 per share:

Record Date	Payment Date	Amount Per Share
September 18, 2015	October 15, 2015	$0.115
October 20, 2015	November 16, 2015	$0.115
November 19, 2015	December 15, 2015	$0.115
	Total:	$0.345

After paying second quarter distributions of $0.345 per share and earning $0.25 per share for the second quarter, the Company’s undistributed spillover income, as of June 30, 2015, was $0.22 per share. Spillover income includes any ordinary income and net capital gains from the preceding years that were not distributed during such years.

When declaring distributions, the Company’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for dividends in such tax year, will be made after the close of the tax year.

Subsequent Events

On July 24, 2015, the Company exited its debt investment in Raydiance, Inc. ("Raydiance"). The Company received net proceeds of $4.9 million from the sale of substantially all of the assets of Raydiance which amount was equal to the fair value of this debt investment as of June 30, 2015 and therefore, we expect no further impact to net asset value in future periods.

Conference Call

The Company will host a conference call on Wednesday, August 5, 2015 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 79387886.

A live webcast will be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through August 7, 2015. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 79387886. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to companies backed by venture capital firms within the technology, life science, healthcare information and services and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Horizon Technology Finance	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Matt Steinberg / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	msteinberg@igbir.com / lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(In thousands, except share and per share data)

	June 30,	December 31,
	2015	2014
Assets
Non-affiliate investments at fair value (cost of $244,867 and $209,838, respectively)	$240,148	$205,101
Investment in money market funds	334	27
Cash	11,270	8,417
Restricted investments in money market funds	1,842	2,906
Interest receivable	5,625	4,758
Other assets	2,993	3,987
Total assets	$262,212	$225,196

Liabilities
Borrowings	$93,562	$81,753
Distributions payable	4,014	3,322
Base management fee payable	367	356
Incentive fee payable	722	799
Other accrued expenses	745	718
Total liabilities	99,410	86,948

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2015 and December 31, 2014	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 11,635,480 and 9,628,124 shares outstanding as of June 30, 2015 and December 31, 2014, respectively	12	10
Paid-in capital in excess of par	181,028	155,240
Distributions in excess of net investment income	(2,175)	(1,102)
Net unrealized depreciation on investments	(4,719)	(4,737)
Net realized loss on investments	(11,344)	(11,163)
Total net assets	162,802	138,248
Total liabilities and net assets	$262,212	$225,196
Net asset value per common share	$13.99	$14.36

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(In thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Investment income
Interest income on non-affiliate investments	$6,599	$7,747	$13,161	$14,928
Prepayment fee income on non-affiliate investments	208	535	728	535
Fee income on non-affiliate investments	50	415	234	769
Total investment income	6,857	8,697	14,123	16,232
Expenses
Interest expense	1,263	3,760	2,850	5,831
Base management fee	1,146	1,268	2,177	2,580
Performance based incentive fee	722	—	1,458	513
Administrative fee	309	293	577	537
Professional fees	287	1,280	718	2,114
General and administrative	299	351	559	602
Total expenses	4,026	6,952	8,339	12,177
Management and performance based incentive fees waived	(67)	(131)	(67)	(345)
Net expenses	3,959	6,821	8,272	11,832
Net investment income before excise tax	2,898	1,876	5,851	4,400
Provision for excise tax	10	40	20	80
Net investment income	2,888	1,836	5,831	4,320
Net realized and unrealized (loss) gain on investments
Net realized loss on investments	(29)	(630)	(259)	(6,514)
Net unrealized (depreciation) appreciation on investments	(1,114)	1,229	18	9,759
Net realized and unrealized (loss) gain on investments	(1,143)	599	(241)	3,245
Net increase in net assets resulting from operations	$1,745	$2,435	$5,590	$7,565
Net investment income per common share	$0.25	$0.19	$0.54	$0.45
Net increase in net assets per common share	$0.15	$0.25	$0.52	$0.78
Distributions declared per share	$0.345	$0.345	$0.69	$0.69
Weighted average shares outstanding	11,632,724	9,620,027	10,725,004	9,616,930